Exhibit 10.1

September 2, 2005

Paul Lee

Dear Paul:

I am pleased to confirm your new leadership role at EA with a promotion to President, Worldwide Studios, effective September 5th, 2005, reporting to me.

Your new annual salary will be increased to CAD 662,730, and your annual bonus target will be increased to 80%. Any bonus earned in fiscal year 2006 will be prorated to reflect the appropriate portion of time spent in your former and new positions.

In addition, I will recommend to the Compensation Committee that you be granted a Non-Qualified Option to purchase 150,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. These options will be granted and priced on Friday, September 2nd, 2005, and will cliff vest 100% on the fourth anniversary of the date of grant.

Congratulations on this well deserved promotion!

Sincerely,

Lawrence F. Probst III

Chairman and Chief Executive Officer

Electronic Arts Inc.

Accepted by candidate:	Date:

/s/ Paul Lee	September 6, 2005

cc:	Rusty Rueff / EVP, HR
Personnel File